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                                                                    EXHIBIT 99.1

BURNHAM PACIFIC CONTINUES EXPLORING STRATEGIC ALTERNATIVES

SAN DIEGO -- (Business Wire) -- April 7, 2000 - Burnham Pacific Properties, Inc. (NYSE:BPP) today announced that it is continuing to explore its strategic alternatives with the assistance of Goldman, Sachs & Co., Inc. Accordingly, the Company has rescheduled its Annual Meeting of Stockholders to September 12, 2000. The Company continues to pursue the sale of selected nonstrategic assets.

Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. The Company makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be found on the Company's web site at HTTP://WWW.BURNHAMPACIFIC.COM or by calling 800-462-5181.

This news release contains "forward-looking statements" that predict or indicate future events or trends or that do not relate to historical matters. We cannot assure the future events or outcomes of the matters described in these statements; rather, these statements merely reflect our current expectations of the approximate outcome of the matter discussed. Investors should read the documents the Company files from time to time with the SEC, specifically the risk factors that were disclosed in our Form 10-K that was filed with the SEC on March 30, 2000. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K which may supplement, modify, supersede or update those risk factors.

CONTACT:

                 Daniel B. Platt, Chief Financial Officer
                 Tel: 619-652-4700
                 Fax: 619-652-4711
                 dbplatt@bpac.com